    As filed with the Securities and Exchange Commission on January 27, 1999
                                                     Registration No. 333- _____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                            AXENT TECHNOLOGIES, INC.
             (Exact Name of Registrant as specified in its charter)
                       2400 Research Boulevard, Suite 200
                               Rockville, MD 20850
                                 (301) 258-5043
                    (Address of Principal Executive Offices)




                 Delaware                                      7372                                     87-0393420
      (State or other jurisdiction of              (Primary Standard Industrial                       (IRS Employer
      incorporation or organization)                Classification Code Number)                   Identification Number)



                                  ------------
                                 John C. Becker
                             Chief Executive Officer
                            AXENT Technologies, Inc.
                       2400 Research Boulevard, Suite 200
                            Rockville, Maryland 20850
                                 (301) 258-5043
            (Name, address, including zip code and telephone number,
                    including area code of agent for service)
                                  ------------
                                   Copies to:
                          Edwin M. Martin, Jr., Esquire
                             Jane K. P. Tam, Esquire
                             Piper & Marbury L.L.P.
                          1200 Nineteenth Street, N.W.
                             Washington, D.C. 20036
                                 (202) 861-3900


  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. X
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                  -----------
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.





                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                                                                                   Proposed
 Title of Each Class of Securities To Be Registered       Amount to be         Maximum Aggregate            Amount of
                                                           Registered           Offering Price          Registration Fee

------------------------------------------------------------------------------------------------------------------------------
       Common Stock, par value $.02 per share                703,189           $25,490,601.25 (1)         $7,086.40
------------------------------------------------------------------------------------------------------------------------------




(1) Pursuant to Rule 457(c), the proposed maximum aggregate offering price and registration fee are based upon the closing price of $36.25 per share of AXENT's Common Stock on January 25, 1999, as reported on the Nasdaq National Market.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 27, 1999

PROSPECTUS
January __, 1999

                                 703,189 SHARES

                            AXENT TECHNOLOGIES, INC.

                                  COMMON STOCK

                                  ------------

         This Prospectus relates to the public offering from time to time of up to a total of 703,189 shares of common stock of AXENT Technologies, Inc. by Shubhangi Vaidya and Vimal Vaidya. See "Selling Stockholders" on page 10.

         AXENT's common stock is traded on the Nasdaq National Market under the symbol "AXNT." On January 25, 1999, the reported closing price of AXENT's common stock on the Nasdaq National Market was $36.25 per share.

         Beginning on page 4, AXENT has listed several "Risk Factors" which you should consider. You should read the entire Prospectus carefully before you make your investment decision.

         The information in this Prospectus is not complete and may be changed. AXENT has not authorized anyone to provide you with information different from that contained in this Prospectus. No one may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       Where Can You Find More Information

         AXENT is subject to the informational requirements of the Securities Exchange Act of 1934, and files reports and proxy statements with the SEC, which you should read for additional information regarding AXENT. You may obtain copies of those filings from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, or from the SEC's Internet web site at http:\\www.sec.gov.

         This Prospectus is a part of a registration statement that AXENT filed with the SEC. The registration statement contains more information than this Prospectus, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

                 Incorporation of Certain Documents by Reference

         The SEC allows AXENT to "incorporate" into this Prospectus information AXENT periodically files with the SEC in other documents. This means that AXENT can disclose important information to you by referring to other documents containing that information. The information may include documents filed after the date of this Prospectus that update and supersede the information provided in this Prospectus. AXENT incorporates by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Prospectus, and also incorporates information contained in all future documents AXENT files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until AXENT terminates the offering of these securities.

                                      (2)


SEC File No.: 000-28100                              Period/Filing Date

Annual Report on Form 10-K                            Year ended December 31, 1997
Quarterly Reports on Form 10-Q                        Quarter  ended March 31, 1998,  June 30, 1998,  and
                                                      September 30, 1998
Definitive Proxy Statement                            Filed on April 29, 1998
Current Report on Form 8-K                            Filed February 20, 1998




You may request a copy of these documents, at no cost, by writing to:

         Gary M. Ford
         Vice President and General Counsel
         AXENT Technologies, Inc.
         2400 Research Boulevard
         Rockville, Maryland 20850

                                   The Company

         AXENT is a leading developer and provider of information security solutions designed to manage security policies and protect the integrity of enterprise computer networks, including Internet-based systems, internal networks, and individual servers, workstations and desktop and laptop computers. AXENT emphasizes its ability to address more of the information security issues facing organizations than any other single vendor as well as the functional robustness and multiple platform coverage of its solutions. AXENT also emphasizes its security consulting service offerings that provide customers with vulnerability assessments, assistance with product installation and training and specialized consulting services regarding security assessments and solutions. When combined together, AXENT's products provide a more comprehensive approach to minimizing the risks associated with the inherent vulnerabilities of today's computing environments that provide inviting opportunities for computer hackers, curious or disgruntled employees, contractors and competitors to compromise or destroy sensitive information within the systems or to otherwise disrupt the normal operation of the systems.

         AXENT's products provide security assessment and policy management, intrusion detection, data confidentiality, system and network access control, user administration, activity monitoring, secure authentication solutions for remote network access and virtual private networking capabilities for remote users and remote sites. These products allow customers to create trusted
systems  and  networks that are  protected from access,   theft  and  damage by
unauthorized users from untested systems or networks such as the Internet and also enable the creation of virtual private networks through the encrypted transmission of information across untrusted networks.

         AXENT expects to continue expanding its product offerings t hrough acquisition, internal development and marketing arrangements to maintain its leadership in the field of information security solutions for enterprise computing environments. While its security management products have been internally developed, AXENT completed acquisitions of AssureNet Pathways, Inc. in March 1997, Raptor Systems, Inc. in February 1998, and Internet Tools, Inc. in January 1999, which added secure authentication solutions for remote network access, virtual private networking capabilities, network security solutions, secure intranet and Web-access products and network-based intrusion detection products and technology. In addition, AXENT completed the acquisition of Secure Network Consulting, Inc. in July 1998, which added extensive professional consulting expertise and technology.

         AXENT's  principal  executive  offices  are  located  at  2400 Research
Boulevard,  Suite 200,  Rockville,  Maryland 20850.   Its  telephone  number  is
(301) 258-5043.

                                      (3)

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, you should consider carefully the following factors in e valuating AXENT and its business before purchasing shares of AXENT's common stock offered hereby:

         Potential for significant fluctuations in quarterly revenues and operating results. AXENT has experienced significant quarterly fluctuations in its operating results and anticipates possibly substantial fluctuations in its future operating results. AXENT generally has experienced seasonal variations in its operating results, with higher revenues, operating income and net income in its fourth quarter than in its first quarter of the following year , and with lower revenues, operating income and net income in the summer months, when businesses often defer purchase decisions. Also, AXENT has historically recognized a substantial portion of its license revenues in the last month of each quarter. Because AXENT has little or no backlog, quarterly revenues and operating results depend on the volume and timing of orders received during each quarter, especially during the last several weeks of each quarter, which are difficult to forecast. AXENT's consulting service revenues also tend to fluctuate as consulting projects, which may continue over several quarters, are undertaken or completed.

Operating results may also fluctuate significantly on a quarterly basis due to the following factors:

*        demand for AXENT's products,
* introduction of new products and product enhancements by AXENT or its competitors,
*        market  acceptance   of   new  products  introduced  by  AXENT  or  its
         competitors;
*        the size, timing, cancellation or delay of customer orders;
*        budgeting cycles of customers;
* changes in the proportion of revenues attributable to licenses and service fees;
* changes in the percentage of products sold through AXENT's direct sales force and its indirect distribution channels;
*        competitive conditions in the industry; and
*        changes in general economic conditions.

         The value of individual transactions as a percentage of quarterly revenues can be substantial, and particular transactions may generate a substantial portion of the operating profits for the quarter in which they are signed. The licensing of many of AXENT's products generally involves a long sales cycle (between nine and twelve months) and is subject to a number of significant risks over which AXENT has little or no control. Because many of AXENT's operating expenses are based on anticipated revenue levels, a substantial portion of which is not typically generated until the end of each quarter, and a high percentage of AXENT's expenses are fixed, delays in the receipt of orders can cause a significant variation in operating results from quarter to quarter. In addition, AXENT may expend significant resources pursuing potential sales that will not be consummated. AXENT also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may significantly reduce AXENT's operating results in the short-term. For those reasons, you should not rely on AXENT's prior operating results or projections of future operating results as an indication of future performance.

         Due to these factors, it is likely that AXENT's operating results will be below the expectations of public market analysts and investors in some future quarters. If so, the market price of AXENT's common stock may decline substantially.

         AXENT is Subject to Intense and Evolving Competition. Competition in the information security market is intense. AXENT currently competes with companies that have substantially greater financial resources, sales and marketing organizations, market penetration and research and development capabilities, as well as broader product offerings and greater market presence and name recognition. AXENT expects that it will face increasing competitive pressures from its current competitors and new market entrants.

                                      (4)

         There has been substantial consolidation recently in the information security industry, and AXENT expects that there will be significant additional consolidation in the near future. As a result of that increasing consolidation, AXENT expects that it will increasingly compete with larger firms that have broader product offerings and greater financial resources. AXENT believes that such competition may have a significant negative effect on AXENT's current and developing collaborative, marketing, distribution and reselling relationships, AXENT's product pricing and its product development budget and capabilities. Any of those negative effects can significantly impair AXENT's financial condition and AXENT's results of operations.

AXENT believes that significant competitive factors affecting the information security industry are:

*        depth of product functionality,
*        breadth of platform,
*        product quality,
*        product performance,
*        conformance to industry standards,
*        product price and
*        customer support.

         There can be no assurance that AXENT can maintain or enhance its competitive position against current and future competitors.

         Product Development Risks in a Rapidly Changing Industry. The information security industry changes rapidly. Changes can be attributable to frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render AXENT's existing products obsolete or unmarketable or require AXENT to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements may also cause the development cycle for AXENT's new products to be significantly longer than AXENT's historical product development cycle, resulting in higher development costs or a loss in market share. There can be no assurance that AXENT will be able to counter challenges to its current products or that AXENT's future product offerings will keep pace with the technological changes implemented by competitors, developers of operating systems or networking systems or persons seeking to breach information security. There also can be no assurance that AXENT's products will satisfy evolving preferences of customers and prospects. Failure to develop and introduce new products and product enhancements in a timely fashion could materially adversely affect AXENT's financial condition and results of operations. Because of the complexity of AXENT's software products which operate on or utilize multiple platforms and communications protocols, AXENT has from time to time experienced delays in introducing new products and product enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that AXENT will not experience longer delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products or product enhancements.

         Year 2000 Risks. Within the year, software and computer systems used by many companies and organizations may need to be upgraded or replaced in order to comply with "Year 2000" requirements. AXENT believes that the current version version of its products are Year 2000 compliant, but there can be no assurance that undetected errors or defects in AXENT's products will not cause Year 2000 errors or that AXENT's products will not be operated on operating systems or with other software products that are non-compliant, which may expose AXENT to claims from its customers.

         Prior versions of certain of AXENT's products may not be Year 2000 compliant unless upgraded with maintenance releases, which may require that customers migrate to more current versions of operating systems. AXENT believes that disclaimers of warranties and limitations of liability in its license agreements will adequately protect it in the event that any prior versions of its products are not Year 2000 compliant, but there can be no assurance that Year 2000 claims will not be made against AXENT regarding prior versions of its products.

         AXENT utilizes third-party equipment and software that may not be Year 2000 compliant. AXENT has conducted tests of many third-party software products and items of equipment containing computer processors that AXENT uses in its business operations to determine Year 2000 compliance. When it has purchased new software systems for its internal use, AXENT has received confirmations from vendors of software products critical to AXENT's operations that the software is Year 2000 compliant. AXENT also has obtained statements from vendors of many of the items of equipment containing computer processors that are critical to AXENT's operations that the processors in such equipment are Year 2000 complaint. Based on its testing and those statements of vendors of its mission-critical software and equipment, AXENT currently believes that third- -party software programs or equipment critical to AXENT's operations will be Year 2000 compliant and that AXENT will not incur significant incremental costs in making Year 2000 fixes in the foreseeable future. However, there can be no assurance that Year 2000 errors or defects will not be discovered in those systems and, if such errors or defects are discovered, that the costs of making such systems Year 2000 compliant will not have a material adverse effect on AXENT's business, operating results and financial condition.


                                      (5)

         As  AXENT  derives  a  substantial  portion  of its  revenues  from its indirect distribution channel, a Year 2000 error or defect that affected AXENT's resellers, distributors, and suppliers could have a material adverse effect on AXENT's business, financial condition and results of operations. Also, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds] being available to implement the information security solutions or to purchase products and services such as those offered by AXENT. In addition, some companies have announced an intention to delay installing new software products in computer environments critical to their business operations until 2000. Those reduced expenditures or delays in purchasing and installing software products could have a material adverse effect on AXENT's business, financial condition and results of operations.

         AXENT has not yet completed its contingency plan to address Year 2000 risks.

         Risks Associated with Possible Acquisitions of Businesses or Technologies. In the normal course of its business, AXENT evaluates potential acquisitions of businesses, products and technologies that could complement or expand AXENT's business. In the event AXENT identifies an appropriate acquisition candidate, there is no assurance that AXENT would be able to successfully negotiate the terms of any such acquisition, finance such acquisition and integrate such acquired business, products or technologies into AXENT's existing business and operations. Also, the negotiation of potential acquisitions as well as the integration of an acquired business could cause diversions of management time and resources. There can be no assurance that a given acquisition, whether or not consummated, would not materially adversely affect AXENT's financial condition and results of operations. If AXENT proceeds with one or more additional significant acquisitions in which the consideration consists of cash, a substantial portion of AXENT's available cash could be used to consummate the acquisitions. If AXENT consummates one or more additional significant acquisitions in which the consideration consists of stock, AXENT's stockholders could suffer a significant dilution of their interests in AXENT.

         Risk of Liability Due to Errors or Failures of Product Security Features. Products as complex as those offered by AXENT may contain undetected errors, failures or bugs when first ntroduced or when new versions are released. AXENT has in the past discovered software errors, failures and bugs in certain of its product offerings after their introduction and has experienced delays or lost revenues during the period required to correct these errors. In particular, the computer environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by AXENT and by others, errors, failures or bugs will not be found in new products or releases after commencement of commercial shipments by AXENT. Errors, failures or bugs in AXENT's products could result in adverse publicity, in product returns, in loss of or delay in market acceptance of AXENT's products or in claims by the customer or others against AXENT although AXENT has not experienced any material losses or claims by customers with respect to errors, failures or bugs in its products. Alleviating such problems could require significant expenditures of capital and resources by AXENT and could cause interruptions, delays or cessation of service to AXENT's customers.

                                      (6)

         AXENT attempts to limit its liability to customers, including liability arising from a failure of the security features contained in AXENT's products, through contractual limitations of warranties and remedies. AXENT's consulting agreements with its customers generally contain provisions designed to limit AXENT's exposure to claims related to negligence or errors or omissions by AXENT's employees and agents. However, some courts have held similar contractual limitations of liability, or the "shrink wrap licenses" in which they sometimes are embodied, to be unenforceable. Accordingly, there can be no assurance that such limitations will be enforced. AXENT also has insurance providing coverage up to $2,000,000 annually and per occurrence with respect to claims arising from product failure and related loss or damage to data. Notwithstanding that insurance coverage, the consequences of errors, failures or bugs in AXENT's products could have a material adverse effect on AXENT's financial condition and results of operations.

         Dependence on Key Personnel. AXENT's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing, professional services, customer support and product development personnel. The loss of the services of any key employee could adversely affect AXENT's financial condition and results of operations. AXENT believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, marketing, professional services, customer support and product development personnel. AXENT requires consulting services personnel and sales consultants who are highly technically trained in the field of information security, and the competition for such individuals is intense. AXENT has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. Competition for qualified personnel in the software industry is intense, and there can be no assurance that AXENT will be successful in retaining its key employees or that it can attract or retain additional skilled personnel as required.

         Risks Associated with International Sales. Sales outside the United States accounted for a significant portion of AXENT's net revenues from its information security products in the year ended December 31, 1997 and for the nine months ended September 30, 1998. AXENT's international business may be subject to a variety of risks, including:

* costs and risks relating to the establishment and expansion of indirect distribution channels in certain countries or regions,
*    delays in expanding its international  distribution channels,
* difficulties in collecting international accounts receivable from distributors or resellers,
*    increased costs associated with maintaining international marketing efforts,
*    increase in duty rates,
*    introduction   of  non-tariff   barriers,   and
*   difficulties   in  enforcing intellectual property rights abroad.

         AXENT's international sales may be denominated in the local currency of the country in which the sale was made, and AXENT is subject to the risks associated with fluctuations in currency exchange rates. As AXENT does not currently hedge foreign currency risk, a decrease in the value of any of these foreign currencies relative to the U.S. dollar will affect the profitability in U.S. dollars of AXENT's products sold in these markets.

         Effect  of  Government  Regulation of  Technology  Exports.    AXENT's
international sales and operations may be subject to the following risks:

*        imposition of governmental controls,
*        new or changed export license requirements,
*        restrictions on the export of critical technology,
*        trade restrictions, and
*        changes in tariffs.

                                      (7)

         While AXENT believes its products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on AXENT's financial condition or results of operations. Certain of AXENT's products are subject to export controls under U.S. law, and AXENT believes it has obtained all necessary export approvals w hen required. There c an be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time. Failure to obtain required approvals under these regulations could adversely affect AXENT's ability to make international sales.

         For example, because of U.S. governmental controls on the exportation of encryption technology, AXENT has been unable to export some of its products with the most robust information security encryption technology and will be required to provide for recovery of encryption keys for access by governmental authorities in order to export products containing Digital Encryption Standard
(DES) encryption algorithms. As a result, foreign competitors facing less stringent controls on their products may be able to compete more effectively than AXENT in the global information security market. There can be no assurance that these factors will not have a material adverse effect on AXENT's financial condition or results of operations.

         Limited Protection of Intellectual Property and Proprietary Rights. AXENT regards its software as proprietary, and its success and ability to compete depends in part upon its proprietary technology and rights. AXENT relies on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect its proprietary software, documentation and other proprietary information. Although AXENT holds several patents and has several pending patent applications which cover certain aspects of its ,technology, such patents and patent applications do not protect many of its security products, and there can be no assurance that any such patents will issue or that any such patents will be sufficiently broad to protect AXENT's technology critical to its security products.

         Although the effectiveness of AXENT's products does not depend upon the secrecy of its proprietary technology or licensed technology, the public disclosure of its technology could result in a perception of breached security and reduced effectiveness of AXENT's products, which could have an adverse effect on AXENT's financial condition or results of operations. There also can be no assurance that the confidentiality agreements and other methods on which AXENT relies to protect its trade secrets and proprietary information and rights will be adequate. Litigation to defend and enforce AXENT's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on AXENT's financial condition and results of operations regardless of the final outcome of such litigation. Despite AXENT's efforts to safeguard and maintain its proprietary rights, there can be no assurance that AXENT will be successful in doing so or that the steps taken by AXENT in this regard will be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from copying or otherwise obtaining and using AXENT's products, technology or other information that AXENT regards as proprietary. There can also be no assurance that AXENT's trade secrets or non-disclosure agreements will provide meaningful protection of AXENT's proprietary information. Also, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by AXENT or that AXENT's technology will not infringe upon patents or other rights owned by others. AXENT's inability to protect its proprietary rights would have a material adverse effect on AXENT's financial condition and results of operations.

         As the number of information security products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against AXENT in the future with respect to current or future products. Further, AXENT may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of AXENT's rights may be mineffective in such countries, and technology developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on AXENT's financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on AXENT's financial condition and results of operations.

                                      (8)

         Volatility of Share Prices of AXENT Common Stock. The market price of AXENT's common stock, which is traded on The Nasdaq National Market, has been subject to significant fluctuations in the past and may be subject to significant fluctuations in the future in response to operating results, announcements of technological innovations or new products by AXENT or its competitors, patent or proprietary rights developments and market conditions for computer industry stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of AXENT common stock. The trading prices of many high technology companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of AXENT common stock will remain at or near its current level. Additionally, it is likely that in some future quarters AXENT's operating results will be below the expectations of public market analysts and investors. Regardless of the general outlook for AXENT's business, the announcement of quarterly operating results below analyst and investor expectations could have a material and adverse effect on the price of AXENT common stock.

         Possible Dilution. Although AXENT and Internet Tools, Inc. believe that beneficial synergies will result from AXENT's acquisition of Internet Tools in January 1999, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient and effective manner, will result in increased earnings per AXENT share (taking into consideration the greater number of AXENT shares outstanding as a result of the merger) or a financial condition superior to that which would have been achieved by AXENT. While neither AXENT nor Internet Tools anticipates that AXENT's acquisition of Internet Tools will be dilutive for the stockholders of AXENT over the long term, there can be no assurance that, if the acquisition fails to produce the anticipated benefits, it will not have the dilutive effect of causing the per share earnings of the combined company to be lower than they would have been for AXENT if it had not acquired Internet Tools.

         Lack of Dividend Payments. No dividends have been paid on AXENT common stock to date and AXENT does not anticipate paying dividends in the foreseeable future.

         Anti-takeover Provisions. AXENT's Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of AXENT must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of AXENT or by the Board of Directors. The AXENT Certificate provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of AXENT entitled to vote. These provisions, and other provisions of the AXENT Certificate, may have the effect of deterring hostile takeovers or delaying or preventing changes in control o management of AXENT, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

                                 Use of Proceeds

         AXENT will not receive any proceeds from the sale of the shares hereunder.

                                      (9)

                              Selling Stockholders

         Each of the Selling Stockholders was a holder of stock or debt of Internet Tools, Inc. On January 12, 1999, AXENT and a wholly-owned subsidiary of AXENT entered into an Agreement and Plan of Merger with Internet Tools providing for the acquisition of Internet Tools by AXENT pursuant to a merger between Internet Tools and AXENT's subsidiary. In that merger, which was consummated on January 12, 1999, the outstanding debt of Internet Tools was converted into shares of AXENT common stock, shares of capital stock of Internet Tools owned by the Selling Stockholders were converted into shares of AXENT common stock, and Internet Tools became a wholly owned subsidiary of AXENT. The Selling Stockholders have the right to receive a total of 703,189 shares of AXENT common stock, all of which may be offered for sale from time to time by the Selling Stockholders after AXENT publishes, within the meaning of Accounting Standards Release No. 135 and Staff Accounting Bulletins Nos. 65 and 76, financial results covering at least 30 days of the combined operations of Internet Tools and AXENT pursuant to the registration statement of which this Prospectus is a part. Each of the Selling Stockholders has entered into an Affiliate Agreement dated January 12, 1999 that, among other things, restricts the ability of the Selling Stockholder to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to any shares of AXENT common stock until those financial results are published, and the shares issued by AXENT to each Selling Stockholder in the merger are subject to "stop tranfer" instructions.

         The name and address of each of the Selling Stockholders, the positions, offices and other material relationships, if any, of such Selling Stockholders with Internet Tools prior to merger, the number of shares of AXENT common stock held by such Selling Stockholder following the merger and the percentage ownership of such Selling Stockholder of the issued and outstanding shares of AXENT common stock as of January 12, 1999 is set forth below:



                                                              POSITION,
                                                            OFFICE AND
                                                           OTHER MATERIAL            NUMBER              PERCENTAGE
                                                            RELATIONSHIPS              OF                    OF
NAME                     ADDRESS                             WITH AXENT              SHARES              OWNERSHIP

Shubhangi Vaidya         720, Vista Cerro Terrace                (1)                 658,102                2.6%
                         Fremont, CA 94539


Vimal Vaidya             720, Vista Cerro Terrace        Vice President (2)          45,087                  *
                         Fremont, CA 94539





* Indicates less than 1% of the total number of shares of AXENT common stock outstanding.
(1) Prior to the acquisition, Shubhangi Vaidya was the sole principal stockholder of Internet Tools.
(2) Prior to the acquisition, Vimal Vaidya was the Chief Executive Officer and sole director of Internet Tools. He is now an employee and Vice President of AXENT.

                              Plan of Distribution

         A total of 703,189 shares of AXENT common stock are being registered to permit public secondary sales of the shares of AXENT common stock by the Selling Stockholders, or any of them, from time to time after the date of this Prospectus and the date that AXENT publishes, within the meaning of Accounting Standards Release No. 135 and Staff Accounting Bulletins Nos. 65 and 76, financial results covering at least 30 days of the combined operations of Internet Tools and AXENT. AXENT anticipates that the Selling Stockholders may sell all or a portion of the AXENT common stock owned by them from time to time through the Nasdaq National Market and may sell shares of AXENT common stock to or through one or more broker-dealers at prices prevailing on such Nasdaq National Market at the times of such sales. The Selling Stockholders may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions (including, without limitation, customary brokerage commissions) from the Selling Stockholders effecting such sales. The Selling Stockholders and any broker-dealers who act in connection with sales of AXENT common stock may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, and any commissions received by them and profit on any resale of the those shares of AXENT common stock might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. In effecting sales, broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate.

                                      (10)

         The Selling Stockholders will pay all discounts and selling commissions (if any), fees and expenses of counsel and other advisors to the Selling Stockholders, or any of them, and any other expenses incurred in connection with the registration and sale of the AXENT common stock, other than the registration fee payable to the SEC hereunder, the listing fee to be paid for listing the shares of AXENT common stock on the Nasdaq National Market, fees and expenses relating to the registration or qualification of the shares of AXENT common stock pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of AXENT's counsel and independent accountants, which will be paid by AXENT.

                                  Legal Matters

         Counsel for AXENT, Piper & Marbury L.L.P., Washington, D.C., has rendered an opinion to the effect that the shares of AXENT common stock offered hereby are duly and validly issued, fully paid and nonassessable.


                                     Experts

         The consolidated balance sheets of AXENT appearing in AXENT's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      Disclosure of Commission Position on
                 Indemnification for Securities Act Liabilities

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling AXENT pursuant to the foregoing provisions, AXENT has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                      (11)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


14.   Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.


SEC filing fee                       $   7,086.40
Nasdaq listing fees                      2,000
Printing expenses                           -0-
Legal fees and expenses                  5,000
Accounting fees and expenses               500
Transfer agent and registrar fees           -0-
Miscellaneous expenses                      -0-
                                      -----------
Total                                 $ 14,586.40



         All expenses will be borne by AXENT Technologies, Inc.

15.   Indemnification of Officers and Directors

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16.   Exhibits

         The following exhibits are filed or incorporated by reference, as stated below:



Exhibit Number                           Description

         3.1   (1)         Amended and Restated Certificate of Incorporation of AXENT.
         3.2   (2)         Amended and Restated Bylaws of AXENT.
         4.1   (1)         Specimen stock certificate for shares of Common Stock of AXENT.
         5.1*              Opinion of Piper & Marbury L.L.P.
         10.1  (1)         AXENT's 1991 Amended and Restated Stock Option Plan.
         10.2  (3)         AXENT's 1996 Amended and Restated Stock Option Plan.
         10.3  (3)         AXENT's 1996 Amended and Restated Directors' Stock  Option Plan.
         10.8  (1)         Settlement Agreement effective as of September 13, 1991, by  and among AXENT and the parties thereto.
         10.9  (1)         Form of  Indemnification  Agreement  between  AXENT  and  its  directors  and  executive officers.
         10.11 (1)         Lease  Agreement  dated as of September 6, 1995,  by and
                           between Research Grove Associates and AXENT.
         10.11A(7)         Second Amendment dated September 18, 1998 to Lease Agreement by and between Research Grove Associates and
                           AXENT

                                      (12)

         10.12 (1)         Lease of Real  Property  dated as of  March 7,  1995,  by and between TNK Associates  and AXENT.
         10.14 (1)         Agreement dated as of December 30, 1987, by and between AXENT and William R. Davy.
         10.15 (1)         Agreement dated as of September 20, 1990, by and between AXENT and William R. Davy.
         10.16 (1)         Agreement dated as of November 7, 1991, by and between AXENT and William R. Davy.
         10.17 (4)         Memorandum of Understanding regarding certain compensation and severance matters relating to
                           Richard A. Lefebvre, dated July 22, 1997.
         10.21 (1)         Exclusive Distributor License Agreement, effective as of
                           December 31,  1995,  between  AXENT and Raxco  Software,Inc.
         10.22 (1)         Administrative  Services  Agreement,   effective  as  of December 31,  1995,  between  AXENT and Raxco
                           Software, Inc.
         10.24 (1)         Agreement  and  Plan  of  Separation,  effective  as  of December 31,  1995,  between  AXENT and Raxco
                           Software,Inc.
         10.29 (3)         Amended Agreement and Plan of Merger among AXENT  Axquisition, Inc.,  and  AssureNet  Pathways,  Inc,
                           dated as of January 6, 1997 and  amended February 26, 1997.
         10.30 (5)         AXENT's 1998 Employee Stock Purchase Plan.
         10.31 (5)         AXENT's 1998 Incentive Stock Plan.
         10.32 (5)         AXENT's Exchange Option Plan for Optionees of Raptor Systems, Inc.
         10.33 (5)         Agreement and Plan of Merger among AXENT, Axquisition Two, Inc. and Raptor Systems, Inc.
                           dated as of December 1, 1997.
         10.34 (7)         AXENT's Executive Severance General Guidelines.
         10.35 (7)         Lease Agreement dated as of April 23, 1998 by and between Pracvest and AXENT.
         10.36 (7)         Lease Agreement  dated as of May 6, 1997 by and  between  CC&F Second Avenue Trust and Raptor
                           Systems, Inc.
         10.36A(7)         First Amendment to Lease dated as of December 15, 1997 by and between CC&F Second Avenue
                           Trust and Raptor Systems, Inc.
         21.1  (6)         Subsidiaries of the Registrant.
         23.1*             Consent of PricewaterhouseCoopers LLP, Independent Auditors.



---------------------------------------------------------------------------------------------------------------------------
(1)      Previously  filed as an exhibit to AXENT's  Registration  Statement  on
         Form S-1 (File No. 333-01368) and incorporated herein by reference.
(2)      Previously filed as an exhibit to AXENT's Quarterly Report on Form 10-Q for the Quarter Ended September
         30, 1996.
(3)      Previously  filed as an exhibit to AXENT's  Registration  Statement  on
         Form S-4 (File No. 333-20207) and incorporated herein by reference.
(4)      Previously filed as an exhibit to AXENT's Quarterly Report on Form 10-Q for the Quarter Ended June 30,
         1997.
(5)      Previously  filed as an exhibit to AXENT's  Registration  Statement  on
         Form S-4 (File No. 444-43265) and incorporated herein by reference.
(6)      Previously  filed as an exhibit to AXENT's  Annual  Report on Form 10-K
         for  the  year  ended   December  31,  1997  (File  No.   0-28100)  and
         incorporated herein by reference.
(7)      Previously filed as an exhibit to AXENT's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1998.
 *       Filed herewith.


17.   Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any  prospectus  required by Section
                               10(a)(3) of the  Securities  Act of 1933;

                                      (13)

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not
previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      (14)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on January 26, 1999.


                                             AXENT TECHNOLOGIES, INC.


                                                /s/ John C. Becker
                                             By:________________________
                                             John C. Becker
                                             Chief Executive Officer


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John C. Becker, Gary M. Ford and Edwin M. Martin, Jr., his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.





              Signature                              Title                                  Date



          /s/ John C. Becker             Chairman of the Board, Chief                January 26, 1999
    _____________________________       Executive Officer and Director
           John C. Becker




     /s/ Robert B. Edwards, Jr.                 Vice President,                       January 26, 1999
    ______________________________        Chief Financial Officer and
       Robert B. Edwards, Jr.                     Treasurer




       /s/ Richard A. Lefebvre                      Director                          January 26, 1999
     _______________________________
         Richard A. Lefebvre

                                      (15)


      /s/ Gabriel A. Battista                       Director                          January 26, 1999
     _______________________________
         Gabriel A. Battista


       /s/ John F. Burton                           Director                          January 26, 1999
      ______________________________
           John F. Burton


       /s/ Timothy A. Davenport                      Director                          January 26, 1999
      ______________________________
        Timothy A. Davenport





                                      (16)